Exhibit (a)(1)(A)
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
This document constitutes part of the prospectus relating to the Superior Industries International, Inc. 1993 Stock Option Plan and 2003 Equity Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.
August 1, 2007

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Offer to Amend the Exercise Price of Certain Options
This offer and withdrawal rights will expire at
5:00 p.m., Pacific Time, on Wednesday, August 29, 2007 unless we extend them.
     By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and to receive cash payments for such amended eligible options (we refer to this as the “Offer”). Each eligible option holder who has eligible options outstanding is being provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option (if amended) and a description of the cash payments for such Eligible Options, and other relevant information.
     It has been determined that certain of your stock option grants have exercise prices that were based on trading dates that preceded the Correct Grant Date (as defined below) of your option. The “Correct Grant Date” is the date all corporate actions were completed necessary to effectuate the option grant. It is on the Correct Grant Date that the option is deemed to have been granted for both tax and accounting purposes. If an option is granted with an exercise price that is less than the fair market value of the underlying shares on the Correct Grant Date, it is considered a “discounted option” for U.S. tax purposes. Effective January 1, 2005, discounted options are subject to penalties and potential interest under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
     We have determined that the original exercise prices of your stock options listed in the Addendum are lower than what they would have been if such exercise prices had been based on the fair market value on the Correct Grant Date, and therefore may be “discounted options” subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include, without limitation, taxable ordinary income recognition in the year of vesting, an additional 20% federal tax penalty, state tax penalties and potential interest charges at the underpayment rate plus 1%.
     If you elect to participate in this Offer, your eligible options will no longer be subject to the adverse tax consequences under Section 409A.
     You are an eligible option holder only if you (1) are subject to taxation in the United States, (2) hold eligible options to purchase common stock of Superior Industries International, Inc. that are outstanding on the Expiration of the Offer and (3) remain an employee of Superior Industries International, Inc. or our subsidiaries (collectively referred to as “Superior,” the “Company,” “we,” “our” or “us”) through the expiration date of the Offer.
     An option to purchase Superior common stock is eligible for this Offer (an “Eligible Option”) only if each of the following conditions is met:

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•	The option was granted under Superior’s 1993 Stock Option Plan (the “1993 Plan”) or 2003 Equity Incentive Plan (the “2003 Plan,” together with the 1993 Plan, the “Plans”, and each individually, a “Plan”);

•	The option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the Correct Grant Date;

•	The option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be an Eligible Option); and

•	The option is outstanding as of the last date on which this Offer remains open for acceptance.
     If you participate in this Offer, then for each Eligible Option for which you accept this Offer, the following will occur:
     1. Your Eligible Options will be amended (the “Amended Options”) to increase the exercise price per share to the fair market value of a share of Superior’s common stock on the Correct Grant Date (the “New Exercise Price”). If only a portion of your option was unvested as of December 31, 2004, then only that portion of the option is an Eligible Option and will be amended to increase the exercise price. Your Addendum lists the original exercise price of your Eligible Options (referred to as the “Original Exercise Price”), as well as the New Exercise Price of such options, should you accept this Offer in connection with those options; and
     2. For each such Amended Option in this Offer, you will receive, on or promptly following January 24, 2008, a cash payment equal to One Hundred and Ten Percent (110%) of the difference between the Black-Scholes Value of each Amended Option and the Black-Scholes Value of each Eligible Option (as defined below), multiplied by the number of unexercised shares of Superior’s common stock subject to the Eligible Option that was amended in the manner described below. Your Addendum lists the number of unexercised shares subject to your Eligible Options and the cash payment you will be entitled to receive for each Eligible Option you elect to have amended.
Receipt of Amended Options and Cash Payments
     If you elect to receive an Amended Option for an Eligible Option, the Eligible Option will be amended on the date that this Offer expires (but following the expiration of the Offer), which is currently expected to be Wednesday, August 29, 2007 at 5:00 p.m., Pacific Time. Promptly following the expiration of the Offer, you will receive a document entitled “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the Eligible Option you elected to amend (i.e., the Amended Option). Each Amended Option will be subject to the terms and conditions of the applicable Plan and as amended in accordance with this Offer. Any Amended Option you receive will continue to be subject to the same vesting schedule.

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     In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the Eligible Option you elected to have amended. Cash payments will be paid on or promptly following January 24, 2008, and all such payments will be subject to any applicable tax withholding. Cash payments will not be subject to any further vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 24, 2008, regardless of whether an Eligible Option is vested and regardless of whether you are employed with us at that time.
Other Matters
     The Offer is not conditioned upon its acceptance by a minimum number of participants or outstanding Eligible Options, but the Offer is subject to the conditions that we describe in Section 7 of this Offer to Amend, “Conditions of the Offer.” You are not required to accept this Offer.
     Our common stock is traded on the New York Stock Exchange under the symbol “SUP.” You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.
     See “Risks of Participating in the Offer,” beginning on page 17, for a discussion of risks that you should consider before participating in this Offer.
IMPORTANT— STEPS YOU MUST TAKE TO PARTICIPATE
     If you participate in this Offer, you must complete and sign the attached election form, and deliver it to Cathy Buccieri before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007. Only responses that are completed, signed, and actually received by Superior by this deadline will be accepted. Responses may be submitted via facsimile, attachments to email, hand delivery, United States mail or Federal Express (or similar delivery service) at the facsimile numbers or email address or mail address listed below. Delivery to any other facsimile number, email address or mail address will not be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Superior has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701.
     The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

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     Superior will provide general tax information to Eligible Option Holders regarding this Offer. Superior will not provide tax advice specific to an individual’s circumstances or make any tax recommendation. We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisors. If you have general questions about the terms of this Offer or requests for general tax information about this Offer you may email options@supind.com or contact Robert A. Earnest at 818-781-4973.
Offer to Amend the Exercise Price of Certain Options, dated August 1, 2007.
     You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. In addition, some states, including California, may impose additional penalty taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences. Although our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should accept this Offer. The decision to participate in the Offer must be your own, after taking into account your personal circumstances and preferences. We are not making an offer of the cash consideration or Amended Options in any jurisdiction in which the Offer is not permitted. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made, nor will options be accepted from the option holders residing in such jurisdiction. The information provided in this Offer to Amend is accurate only as of the date such information is shown, or if no date is indicated, the date of this Offer.

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Forward-Looking Statements
     This Offer to Amend, including the Section entitled “Risks of Participating in the Offer,” contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and Superior’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the Section entitled “Risks of Participating in the Offer” of the Offer to Amend, in the Section entitled “Risk Factors” in Superior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007. Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized. We also cannot assure you that we have identified all possible issues which we might face. We undertake no obligation to update any forward-looking statements that we make, except as required by applicable law. We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) of the Exchange Act with respect to the information presented to security holders.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer, the cover email to all Eligible Option Holders dated August 1, 2007, and the election and withdrawal forms together with their associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other Sections in this Offer to help you find a more complete description of these topics.

Q1.	WHAT IS THE OFFER?	1

Q2.	WHY IS SUPERIOR MAKING THIS OFFER?	3

Q3.	WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?	4

Q4.	WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT IN THIS OFFER?	4

Q5.	HOW DO I PARTICIPATE IN THIS OFFER?	4

Q6.	IF I DECIDE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO MY CURRENT ELIGIBLE OPTIONS?	6

Q7.	WHAT WILL I RECEIVE IN RETURN FOR MY ELIGIBLE OPTIONS?	6

Q8.	WHEN WILL I RECEIVE MY AMENDED OPTIONS AND CASH PAYMENTS?	8

Q9.	WHY WON’T I RECEIVE MY CASH PAYMENT IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER?	8

Q10.	AM I REQUIRED TO PARTICIPATE IN THIS OFFER?	8

Q11.	ONCE MY ELECTION HAS BEEN ACCEPTED, IS THERE ANYTHING I MUST DO TO RECEIVE THE AMENDED OPTIONS OR CASH PAYMENTS?	9

Q12.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS MY ORIGINAL OPTIONS?	9

Q13.	WHEN WILL MY AMENDED OPTIONS VEST?	9

Q14.	WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I ELECT TO PARTICIPATE IN THE OFFER TO AMEND THE ELIGIBLE OPTIONS BUT THEN EXERCISE THE ELIGIBLE OPTIONS BEFORE EXPIRATION OF THE OFFER?	9

Q15.	WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE, CHOOSE NOT TO PARTICIPATE OR MY ELIGIBLE OPTIONS ARE NOT ACCEPTED?	10

Q16.	WHAT ARE THE TAX CONSEQUENCES IF I PARTICIPATE IN THE OFFER?	10

Q17.	IF I CHOOSE TO PARTICIPATE IN THIS OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED BUT I WOULD NOT RECEIVE A CASH PAYMENT FOR THEM?	11

Q18.	WHAT HAPPENS TO MY OPTIONS AND CASH PAYMENT IF I ELECT TO PARTICIPATE IN THE OFFER BUT THEN MY EMPLOYMENT WITH SUPERIOR TERMINATES AFTER EXPIRATION OF THE OFFER?	12

Q19.	HOW WILL SUPERIOR CONFIRM TO ME THAT MY ELECTION FORM OR WITHDRAWAL FORM HAS BEEN RECEIVED?	12

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Q20.	CAN I ACCEPT THIS OFFER FOR SHARES OF SUPERIOR COMMON STOCK THAT I PREVIOUSLY ACQUIRED UPON EXERCISE OF OPTIONS?	12

Q21.	WILL MY DECISION TO PARTICIPATE IN THE OFFER HAVE AN IMPACT ON MY ABILITY TO RECEIVE OPTIONS IN THE FUTURE?	12

Q22.	WHAT IS THE EXPECTED FINANCIAL IMPACT OF THE TENDER OFFER ON SUPERIOR?	12

Q23.	HOW DOES SUPERIOR DETERMINE WHETHER I HAVE PROPERLY ACCEPTED THIS OFFER?	13

Q24.	WHEN WILL MY AMENDED OPTIONS EXPIRE?	13

Q25.	WILL I RECEIVE ANY PAPERWORK INDICATING MY OPTIONS HAVE BEEN AMENDED?	13

Q26.	ARE THERE ANY CONDITIONS TO THIS OFFER?	13

Q27.	IF YOU EXTEND THE OFFER, HOW WILL YOU NOTIFY ME?	13

Q28.	HOW WILL YOU NOTIFY ME IF THE OFFER IS CHANGED?	13

Q29.	CAN I CHANGE MY MIND AND WITHDRAW FROM THIS OFFER?	14

Q30.	HOW DO I WITHDRAW MY ELECTION?	14

Q31.	WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THIS OFFER?	14

Q32.	CAN I CHANGE MY MIND ABOUT WHICH OPTIONS FOR WHICH I WANT TO ACCEPT THIS OFFER?	14

Q33.	HOW SHOULD I DECIDE WHETHER OR NOT TO ACCEPT THIS OFFER?	15

Q34.	WHAT HAPPENS IF I HAVE AN OPTION THAT IS SUBJECT TO A DOMESTIC RELATIONS ORDER OR COMPARABLE LEGAL DOCUMENT AS THE RESULT OF THE END OF A MARRIAGE?	15

Q35.	HOW WILL MY AMENDED OPTIONS BE CHARACTERIZED FOR UNITED STATES TAX PURPOSES?	15

Q36	WHAT DOES SUPERIOR THINK ABOUT THE OFFER?	16

Q37.	WHOM CAN I CONTACT IF I NEED TO CONFIRM SUPERIOR’S RECEIPT OF MY ELECTION AND/OR ANY WITHDRAWAL FORM, IF I HAVE QUESTIONS ABOUT THE OFFER, OR IF I NEED ADDITIONAL COPIES OF THE OFFER DOCUMENTS?	16

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Q1.	What is the Offer?

A1.	This Offer is a voluntary opportunity for Eligible Option Holders to elect to have certain outstanding options amended and, for such holders to receive a cash payment related to their Amended Options. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.
•	“Amended Options” refers to Eligible Options that are amended pursuant to this Offer.

•	“Amendment Date and Time” refers to the date and time when the Eligible Options for which you accept this Offer will be amended to reflect the New Exercise Price. We expect that the Amendment Date and Time will be Wednesday, August 29, 2007, on the same date as, but at a later time than, the Expiration of the Offer. If the Expiration of the Offer (as defined below) is extended, then the Amendment Date and Time will be similarly extended to the new date of the Expiration of the Offer. It will take several business days after the Amendment Date and Time to update our database and your personal account information to reflect all of the option amendments.

•	“Addendum” refers to the document that is being provided to each Eligible Option Holder. The Addendum lists Eligible Options and, for each Eligible Option, lists the Original Exercise Price, the number of unexercised shares subject to the Eligible Option, the New Exercise Price if the option is amended, the Black-Scholes Value of each Eligible Option, the Black-Scholes Value of each Amended Option, the Black-Scholes Difference, and the cash payment related to the Amended Option if it is amended (i.e., 110% of the Black-Scholes Difference).

•	“Average Stock Price” refers to the mean average closing price of the Company’s common stock as reported by the New York Stock Exchange during the period beginning July 1, 2007, and ending July 16, 2007 (the first ten trading days in July).

•	“Black-Scholes Calculation Date” refers to July 19, 2007.

•	“Black-Scholes Value” refers to the estimated value of an option to purchase one share of Superior’s common stock as determined under the Black-Scholes option pricing model, developed by Fischer Black and Myron Scholes in 1973, to be calculated as of the Black-Scholes Calculation Date. The Black-Scholes Value for purposes of this Offer is based on calculations by Allecon Stock Associates, LLC, an independent consultant engaged by Superior to perform these calculations, using the following inputs:

*	The exercise price of the applicable option (i.e., the Eligible Option or the Amended Option);

*	The Average Stock Price (as defined above);

*	The expected volatility of the Company’s common stock, generally calculated as the estimated future variance of the Company’s common stock price based on historical stock price movements and expectations for future common stock price movements;

*	The expected dividend yield of the Company’s common stock;

*	The remaining contractual life of each Eligible Option; and

*	A risk-free interest rate of return that is based on a U.S. Treasury Note with a maturity date commensurate with the remaining life of each Eligible Option.
See Section 2 for the values used for each of these inputs.
•	“Black-Scholes Value Difference” refers to the difference between the Black-Scholes Value of the Eligible Option and the Black-Scholes Value of the Amended Option. One-Hundred Ten Percent (110%) of the Black-Scholes Value Difference shall be the cash tender payment made by the Company to Eligible Option Holders electing to participate in this Offer, multiplied by the number of unexercised shares of Superior’s common stock subject to the Eligible Option that was amended in the manner described below, subject to appropriate state and federal income tax treatment of the Eligible Option Holder, including withholding, as applicable and as described in Section 14 below. (See Section 2)

•	“Correct Grant Date” refers to the date that all corporate actions were completed necessary to effectuate the option grant, as determined by Superior. The Correct Grant Dates were determined by Superior in connection with determining its option expenses for its financial statements filed with Superior’s annual report on Form 10-K/A for the fiscal year ended December 31, 2006 filed with the SEC on April 13, 2007, which financial statements were audited by Superior’s independent registered public accounting firm. An option with an exercise price less than the fair market value of underlying shares on the Correct Grant Date is considered a “discounted option” for U.S. tax purposes and is subject to Section 409A of the Internal Revenue Code.

•	“Directors and Executive Officers” refers to those directors and officers of the Company listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“Eligible Option Holder” refers to all individuals who (1) are subject to United States taxation (2) hold Eligible Options, if those options are outstanding as of the

Expiration of the Offer, and (3) remain an employee of the Company or its subsidiaries through the Expiration of the Offer. However, the Company’s Directors and Executive Officers are not Eligible Option Holders. (See Section 1)

•	“Eligible Options” refers to options that satisfy each of the conditions described in Question and Answer 4. You may accept this Offer to Amend the Eligible Options and receive cash payments, as described in Question and Answer 4 and Section 1 of this Offer to Amend.

•	“Expiration of the Offer” refers to the date and time that this Offer expires. The expiration of the Offer will occur at 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless the Offer is extended. We may extend the Expiration of the Offer at our discretion. If we extend the Offer, the term “Expiration of the Offer” will refer to the date and time at which the extended offer expires.

•	“New Exercise Price” refers to the exercise price per share at which Amended Options may be exercised to purchase the Company’s common stock. An Amended Option’s New Exercise Price will be equal to the fair market value of a share of the Company’s common stock on the Correct Grant Date. Your Addendum lists the New Exercise Price for each of your Eligible Options should you accept this Offer to amend such options.

•	“Offer Period” or “Offering Period” refers to the period from the commencement of this Offer to the expiration of the Offer. This period will commence on August 1, 2007, and end at 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless the Offer is extended.

•	“Original Exercise Price” refers to the Original Exercise Price of an Eligible Option, as described in Question and Answer 7. Your Addendum lists the Original Exercise Price of each of your Eligible Options.

•	“1993 Plan” refers to Superior’s 1993 Stock Option Plan.

•	“2003 Plan” refers to Superior’s 2003 Equity Incentive Plan.

•	“Plans” refers collectively to the 1993 Plan and the 2003 Plan, and “Plan” refers to each individually.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the proposed and final Treasury Regulations promulgated thereunder, and IRS Notice 2006-79, as related thereto. Section 409A was originally enacted under the American Jobs Creation Act of 2004.
Q2.	Why is Superior making this Offer?

A2.	It has been determined that certain of your stock option grants have exercise prices that were based on trading dates that preceded the Correct Grant Date of your option. As a result, the exercise prices of such stock options were lower than they should have been if the exercise prices had been based on the Correct Grant Date trading prices, and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include ordinary income recognition in the year of vesting, an additional 20% federal tax penalty, applicable state tax penalties and potential interest charges at the underpayment rate plus 1%. If you elect to participate in this Offer, your Eligible Options will no longer be subject to the adverse tax consequences under Section 409A of the Internal Revenue Code, as more particularly described in Section 14 of this Offer to Amend. (See Section 3).

Q3.	Who is eligible to participate in this Offer?

A3.	You may participate in this Offer if you (1) are subject to United States taxation, (2) hold Eligible Options if such Eligible Options are outstanding as of the Expiration of the Offer, and (3) remain an employee of the Company or one of its subsidiaries through the Expiration of the Offer.

If you are no longer an employee of the Company as of the Expiration of the Offer, you are not eligible to participate in this Offer. (See Section 1).

The Company’s Directors and Executive Officers are not eligible to participate in this Offer. (See Section 1).

Q4.	Which options are eligible for amendment in this Offer?

A4.	An option to purchase common stock is an Eligible Option under this Offer only if each of the following conditions is met:
•	the option was granted under one of the Plans;

•	the option had an Original Exercise Price per share that was less than the fair market value per share of the common stock underlying the option on the Correct Grant Date, as determined by Superior;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “Eligible Option”); and

•	the option is outstanding as of the Expiration of the Offer.
Q5.	How do I participate in this Offer?

A5.	If you choose to participate in this Offer, you must do the following before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007 (which we refer to as the “Expiration of the Offer”):
1.	Properly complete and sign the attached election form; and

2.	Deliver the completed and signed election form to Cathy Buccieri at Superior’s headquarters in Van Nuys, California at the facsimile number or email or mail addresses listed below. Delivery to any other facsimile number, email address or mail address will not be accepted.
The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.

If you participate in this Offer, you will be required to accept the Offer for the entire eligible portion of each Eligible Option you elect to amend. In other words, you must accept the offer for all the shares subject to a particular Eligible Option, but not necessarily for all your Eligible Options, if you hold more than one Eligible Option. To help you determine your outstanding Eligible Options, we are providing you with an Addendum listing your Eligible Options, the New Exercise Price that will apply if the Eligible Options are amended and the cash payment you will receive for the Eligible Options, if amended. If you hold an option that is not listed on the Addendum, the option is not an Eligible Option.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options for which you have elected to accept this Offer that we determine are not eligible or that we determine are not permissible to accept. Subject to the terms and conditions of this Offer, we will accept all Eligible Options for which a proper election has been made promptly after the expiration of this Offer. (See Section 4).

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007 (the Expiration of the Offer), unless the Offer is extended past that time, in which case your election will become irrevocable after the date and time of the Expiration of the Offer. The only exception shall be that if the Company has not accepted your election by 5:00 p.m., Pacific Time, on Wednesday, September 26, 2007 (which is the 40th business day after the commencement date of the Offer), you may withdraw your election at any time thereafter.

We reserve the right to extend this Offer. If we extend this Offer, we will issue an email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration of the Offer.

If you participate in this Offer, you must complete and sign the attached election form and deliver it according to the instructions above to Cathy Buccieri before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007. Only responses that are complete, signed and actually received by Superior by the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Superior has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701. Responses may be submitted via fax, attachments to email, hand delivery, United States mail and Federal Express (or similar delivery service).
Q6.	If I decide to participate in the Offer, what will happen to my current Eligible Options?

A6.	If you elect to participate in the Offer, your Eligible Options will be amended on the Amendment Date and Time, which is on the same date as, but following the time of, the Expiration of the Offer. The Expiration of the Offer will take place on Wednesday, August 29, 2007, unless the offer period is extended. In addition, if you elect to participate in this Offer, you will become entitled to receive the cash payment described below, less any applicable tax withholding.

The Amended Option will continue to be subject to the terms and conditions of the applicable Plan, as amended, and in accordance with this Offer. (See Section 6).

Q7.	What will I receive in return for my Eligible Options?

A7.	If you participate in this Offer, then for each Eligible Option for which you accept this Offer, the following will occur:
1.	Your Eligible Options will be amended to increase the Original Exercise Price per share to the New Exercise Price. The New Exercise Price will be the fair market value of a share of Superior common stock on the date that Superior determined to be the Correct Grant Date.

If only a portion of your option was unvested as of December 31, 2004, then only that portion of the option is an Eligible Option and will be amended to increase the Exercise Price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this Offer is designed to allow you to avoid and so that portion of the option will not be eligible for inclusion in the Offer. Instead, the portion of any option that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, which includes the Original Exercise Price.

Your Addendum lists the adjusted Original Exercise Price of your Eligible Options, as well as the New Exercise Price of such options, should you accept this Offer to Amend such options.

2.	In addition, you will receive, on or promptly following January 24, 2008, a cash payment equal to One Hundred and Ten Percent (110%) of the Black-Scholes Value Difference, multiplied by the number of shares corresponding to the unexercised portion of the Eligible Option that was amended, in the manner described below.

Your Addendum lists the number of shares corresponding to the unexercised portion of your Eligible Options and the cash payment you will be entitled to receive for each Eligible Option you elect to have amended. Note that your cash payment is subject to any applicable tax withholding.
Eligible Option Example
On October 9, 2002, you were granted an option to purchase 2,000 shares of Superior common stock with an exercise price equal to $36.20 per share (i.e., this is the option’s Original Exercise Price). Of the number of shares subject to your Eligible Option, 1,000 shares vested on or before December 31, 2004. On the date that all corporate actions were completed necessary to effectuate the grant (which is the option’s Correct Grant Date), the fair market value of Superior common stock was $42.75 per share. As of the Expiration of the Offer, you had not exercised any portion of the option. Since the option’s Original Exercise Price of $36.20 is less than $42.75, the option will be an Eligible Option for 1,000 shares (i.e., the 1,000 shares that vested on or before December 31, 2004 are not subject to Section 409A of the Internal Revenue Code and are therefore not eligible). If you properly accept this Offer to Amend such option, the following will occur:
1.	The option to purchase 1,000 shares will be amended to increase the Exercise Price to $42.75 per share; and

2.	A cash payment shall be made to you equal to One-Hundred Ten percent (110%) of the Black-Scholes Value Difference, multiplied by 1,000 shares (the portion of the option eligible as of the expiration of the Offer), less any applicable tax withholding. The Black-Scholes Value Difference is difference between the Black-Scholes Value of the Eligible Option and the Black-Scholes Value of the Amended Option. The cash payment will be payable to you on or promptly following January 24, 2008.
The Black-Scholes Value of the Eligible Option, on a per share basis, is $3.059, and the Black-Scholes Value of the Amended Option, on a per share basis, is $2.252. Therefore, the Black-Scholes Value Difference is $0.807. When multiplied by 110% and then again multiplied by the 1,000 shares eligible as of the Expiration of the Offer, the resulting payment, before taxes, would be $888.00. (See Section 2)
Note that this payment is not equal to the aggregate difference between the Original Exercise Price and the Amended Exercise Price. The Company has instead chosen to pay an amount determined by calculating the Black-Scholes Value Difference (plus a 10% premium). Although the Company believes this approach, which relies on well-accepted methods for valuing stock options, is a fair payment under the circumstances, Eligible Option Holders should understand that it is not a dollar for dollar “make whole” for the differences between the Original Exercise Price and the Amended Exercise Price.

Q8.	When will I receive my Amended Options and cash payments?

A8.	Any Eligible Options for which you have elected to accept this Offer will be amended on the Amendment Date and Time, which is the same date as, but following the time of, the Expiration of the Offer. We currently expect that the Expiration of the Offer and the Amendment Date and Time will be Wednesday, August 29, 2007. If the Expiration of the Offer is delayed, the Amendment Date and Time will be similarly delayed. Promptly after the Expiration of the Offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 6).

In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the Eligible Options you elected to have amended. Any cash payment owed to you will be paid to you, less any applicable tax withholding, on or promptly following January 24, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6).

Q9.	Why won’t I receive my cash payment immediately following the Expiration of the Offer?

A9.	IRS Notice 2006-79, which is applicable during the transition period until the final Treasury Regulations promulgated under Section 409A become effective, allows us to amend your option to avoid unfavorable tax consequences and at the same time compensate you with an additional cash payment. However, IRS Notice 2006-79 requires us to make the cash payments in 2008. Therefore, the earliest we can make the cash payments to Eligible Option Holders who participate in the Offer is January 24, 2008, which is the earliest date for which we pay for services rendered to us exclusively in 2008. Any cash payments received for Eligible Options that you elect to amend will be subject to customary income and employment tax withholding at the time of receipt.

Q10.	Am I required to participate in this Offer?

A10.	No. Participation in this Offer is completely voluntary.

However, if you do participate in this Offer, for each Eligible Option that you elect to have amended in this Offer, you must accept this Offer to amend the entire outstanding portion of that option, to the extent that it was unvested as of December 31, 2004 and except as otherwise described in Question and Answer 35. (See Section 2).

If you do not participate in this Offer, you may be subject to the adverse tax consequences described above. Please also see Questions and Answers 15 and 16 for a description of the potential tax consequences to you if you decide not to participate in the Offer and instead keep your current options.

Q11.	Once my election has been accepted, is there anything I must do to receive the Amended Options or cash payments?

A11.	Once your election has been accepted, there is nothing that you must do to receive your Amended Options. Your Amended Options will be amended on the Amendment Date and Time, which is the same date as, but following the time of, the Expiration of the Offer. (See Section 2).

You also do not need to do anything in order to receive your cash payments for the Eligible Options. Note that you will receive a cash payment only regarding your Eligible Options that are amended in this Offer. The cash payment for these options, less any applicable tax withholding, will be made on or promptly following January 24, 2008. Promptly following the Expiration of the Offer, we will send you a schedule of the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q12.	Will the terms and conditions of my Amended Options be the same as my Eligible Options?

A12.	Yes. Except for the New Exercise Price of your Amended Options, the terms and conditions of your Amended Options will remain the same as the terms and conditions of your Eligible Options. (See Sections 2, 9 and 14).

Q13.	When will my Amended Options vest?

A13.	If your Eligible Options are amended, they will continue to vest according to the vesting schedule of your Eligible Options. Future vesting is subject to your continued employment with us through each relevant vesting date. (See Section 9).

Q14.	What happens to my Eligible Options if I elect to participate in the Offer to Amend the Eligible Options but then exercise the Eligible Options before expiration of the Offer?

A14.	If you elect to participate in the Offer but exercise your Eligible Options prior to expiration of the Offer, those options which you exercise will no longer be eligible to be amended in this Offer and you will not receive a cash payment for such options. Your options instead will no longer be outstanding when you exercise those options, in accordance with their terms. (See Question and Answer 15). In addition, for those Eligible Options you exercise prior to expiration of the Offer, you may be required to recognize ordinary income and may also be subject to an additional 20% federal tax penalty plus a potential interest charge under Section 409A of the Internal Revenue Code at the underpayment rate plus 1%.

Furthermore, some states, including California, may impose additional penalty taxes on the amounts subject to the 20% federal penalty tax. In fact, California has adopted the penalty scheme under Section 409A of the Internal Revenue Code and imposes an additional 20% penalty tax (See Section 14).

Q15.	What happens to my Eligible Options if I do not turn in my election form by the deadline, choose not to participate or my Eligible Options are not accepted?

A15.	If we do not receive your properly completed election form by the deadline, you choose not to participate, or your Eligible Options are not accepted by us under this Offer, your existing Eligible Options will (1) remain outstanding until they expire by their terms, including, but not limited to, expiration in connection with your termination of employment, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 2, you may be required to recognize ordinary income before the Eligible Options are exercised and may also be subject to an additional 20% federal tax penalty plus a potential interest charge under Section 409A of the Internal Revenue Code at the underpayment rate plus 1%. In addition, some states, including California, may impose additional penalty taxes on the amounts already subject to the federal tax penalty. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences. (See Section 14).

Please note if you do not participate in the Offer, the Company has a tax withholding and reporting obligation on the ordinary income you will recognize with respect to your Eligible Options pursuant to Section 409A of the Internal Revenue Code. The amount subject to tax withholding and reporting will be determined as though you exercised your Eligible Options on the last day of each calendar year that you hold Eligible Options that have not been exercised. This is referred to as a “deemed” exercise. Since the income is being determined from a “deemed” exercise instead of an “actual” exercise, the tax withholding obligation must be settled from other wages that are paid to you. We are not required to withhold the 20% federal tax penalty and potential interest assessed under Section 409A of the Internal Revenue Code at the underpayment rate plus 1%. The penalties and interest will be due upon the filing of your individual federal and state income tax returns, as applicable.

Q16.	What are the tax consequences if I participate in the offer?

A16.	As a result of participation in this Offer, you will avoid potentially adverse tax consequences associated with your Eligible Options under Section 409A of the Internal Revenue Code.

The final Treasury Regulations promulgated under Section 409A of the Internal Revenue Code provide that stock options granted with an exercise price lower than the fair market value of the underlying stock on the Correct Grant Date constitute “deferred compensation.” The Internal Revenue Code and Treasury Regulations require that deferred compensation be distributed only upon a “permissible distribution event,” which includes: (1) separation from service, (2) the date the participant becomes disabled, (3) death, (4) a specified date, (5) a change in control of the Company, and (6) the occurrence of an unforeseeable emergency. Since the Eligible Options are exercisable at any time once they are vested, they do not satisfy the permissible distribution requirements of Internal Revenue Code Section 409A, and therefore Section 409 of the

Internal Revenue Code would likely subject Eligible Option Holders to income recognition before the options are exercised, including the 20% federal tax penalty. Based on the foregoing, Eligible Option Holders would have income recognition equal to the difference between the fair market value of the shares of common stock on the date of vesting and the exercise price of the option (the “Spread”). Eligible option holders would incur an additional 20% federal tax penalty on the income recognized, plus a potential interest charge at the underpayment rate plus 1%. Further, it is possible that at the end of each subsequent tax year until the Eligible Option is exercised, the increase in value of the underlying stock will again be subject to immediate taxation plus the 20% federal tax penalty and potentially interest at the underpayment rate plus 1%.

Superior cannot guarantee any particular tax results related to your Eligible Options. However, Superior will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this Offer involves complex tax considerations, we recommend that you consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the Offer and instead keep your current options.

If you participate in the Offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the Eligible Option at the time you choose to accept the Offer. On the Amendment Date and Time, you should not be required under current law to recognize income for United States federal income tax purposes for any Amended Options received. However, in 2008, you will have taxable income for the cash payment you receive for Eligible Options that are amended. (See Section 14). In addition, you may have taxable income when you exercise your Amended Options or when you sell your shares. (See Section 14).

Caveat

If you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this Offer. Further, some states, including California, may impose additional penalty taxes on the amounts subject to the 20% federal tax penalty. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.

Q17.	If I choose to participate in this Offer, are there circumstances under which my Eligible Options would be amended but I would not receive a cash payment for them?

A17.	No. However, your Eligible Option will not be amended and cash payment will not be made if we are prohibited from doing so by applicable laws or rules. For example, we could become prohibited from amending options as a result of changes in SEC, National Association of Securities Dealers or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13).

Q18.	What happens to my Eligible Options and cash payment if I elect to participate in the Offer but then my employment with Superior terminates after Expiration of the Offer?

A18.	If you elect to participate in this Offer regarding your Eligible Options, such options will be amended on the Amendment Date and Time, which is the same date as, but following the time of, the Expiration of the Offer. Your Amended Options will continue to vest according to the vesting schedule of your Eligible Options under the terms of the applicable Plan. Therefore, if your employment with Superior terminates after your Eligible Options are amended pursuant to this Offer, your Amended Options will cease to vest in accordance with their terms, however, you will still be entitled to receive a cash payment for the Amended Options, less any applicable tax withholding, as described in Question and Answer 1 above. You will receive any cash payments to which you are entitled on or promptly following January 24, 2008, regardless of whether the Amended Options are vested and regardless of whether you are employed by Superior at such time. (See Questions and Answers 11 and 12 and Sections 2 and 6). You will be responsible for notifying Superior of any change of address following your termination of employment so that Superior can send your cash payment to you.

Q19.	How will Superior confirm to me that my election form or withdrawal form has been received?

A19.	Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation within two U.S. business days, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701. (See Section 4).

Q20.	Can I accept this Offer for shares of Superior common stock that I previously acquired upon exercise of options?

A20.	No. This Offer relates only to certain outstanding and unexercised options to purchase Superior common stock; specifically, the Offer relates to certain options that satisfy each of the conditions described in Question and Answer 4. You may not accept this Offer for shares of Superior common stock or other options to purchase Superior common stock. (See Section 2).

Q21.	Will my decision to participate in the Offer have an impact on my ability to receive options in the future?

A21.	No. Your election to participate or not to participate in the Offer will not have any effect on our making future grants of options to purchase shares of Superior common stock or other compensation. (See Section 7).

Q22.	What is the expected financial impact of the Tender Offer on Superior?

A22.	Superior does not expect the impact of the Tender Offer to be material to its results of operations or financial condition. (See Section 12).

Q23.	How does Superior determine whether I have properly accepted this Offer?

A23.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this Offer that we determine are not in good order or that we determine are unlawful to accept. We will accept all properly elected Eligible Options that are not validly withdrawn, subject to the terms of this Offer. No election for Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4).

Q24.	When will my Amended Options expire?

A24.	Your Amended Options, if any, will expire on same date your Eligible Options were scheduled to expire under the terms of the applicable Plan. (See Section 9).

Q25.	Will I receive any paperwork indicating my options have been amended?

A25.	Yes. Promptly after the Expiration of the Offer, Superior will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 9).

Q26.	Are there any conditions to this Offer?

A26.	Yes. The completion of this Offer is subject to a number of conditions that are described in Section 7 of this Offer to Amend. (See Section 7). However, the implementation of this Offer is not conditioned upon its acceptance by a minimum number of participants or outstanding Eligible Options.

Q27.	If you extend the Offer, how will you notify me?

A27.	If we extend this Offer, we will issue an email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration of the Offer. (See Sections 2 and 15).

Q28.	How will you notify me if the Offer is changed?

A28.	If we change the Offer, we will issue an email or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the Offer. (See Section 15).

Q29.	Can I change my mind and withdraw from this Offer?

A29.	Yes. You may change your mind after you have submitted an election form and may withdraw from the Offer at any time before the Expiration of the Offer. If we extend the Expiration of the Offer, you may withdraw your election for some or all of your Eligible Options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration of the Offer. However, after the Expiration of the Offer, if we have not accepted your election by 5:00 p.m., Pacific Time, on Wednesday, September 26, 2007 (which is the 40th business day after the commencement date of the Offer), you may withdraw your election at any time thereafter. (See Section 5).

Q30.	How do I withdraw my election?

A30.	To withdraw your election for some or all of your Eligible Options, you must do the following before the Expiration of the Offer:
1.	Properly complete and sign the attached withdrawal form; and

2.	Deliver the completed and signed withdrawal form to Cathy Buccieri at Superior’s headquarters in Van Nuys, California at the numbers or addresses listed below. Delivery to any other facsimile number, email address or mail address will not be accepted. (See Section 5).
The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.

Any election for options you do not withdraw will remain in effect under this Offer pursuant to the last properly submitted election form.

Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed election form before the Expiration of the Offer. You may elect to accept this Offer for some or all of the Eligible Options. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5).

Q32.	Can I change my mind about which options for which I want to accept this Offer?

A32.	Yes. You may change your mind after you have submitted an election form and change the options for which you elect to accept this offer at any time before the Expiration of the Offer by completing and delivering a withdrawal form to Cathy Buccieri in accordance with the procedures listed in Section 4. If we extend the Expiration of the Offer, you may change your election at any time until the extended offer expires. You may elect to accept this Offer for additional options, or you may choose to accept this Offer for fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration of the Offer. Please be sure that any new election form you submit includes all the Eligible Options for which you want to accept this Offer and is clearly dated after your last-submitted election or withdrawal form.

Q33.	How should I decide whether or not to accept this Offer?

A33.	We understand that the decision whether or not to accept this Offer may be a challenging one. The program does carry risk (see “Risks of Participating in the Offer” on page 17 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options, even considering the potential tax consequences of keeping them (as described in Section 14) than what we are offering as consideration in the Offer. The decision to participate in the Offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this Offer is right for you. If you have general questions regarding the terms of this Offer or request general tax information about this Offer, please email options@supind.com or contact Robert A. Earnest at 818-781-4973. (See Section 3).

Q34.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A34.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Option Holder beneficially owns a portion of that option, you may accept this Offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion, in accordance with the domestic relations order or comparable legal document. Superior will respect and accept an election properly made by you, as legal owner of the Eligible Option, and will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you regarding such an election. (See Section 2).

Q35.	How will my Amended Options be characterized for United States tax purposes?

A35.	Regardless of whether your Eligible Options were originally granted as Incentive Stock Options under Section 422 of the Internal Revenue Code or as nonqualified stock options, your Eligible Options, and any Amended Options, will be characterized as nonqualified stock options for United States tax purposes.

For more detailed information, please read the rest of the Offer to Amend, including without limitation, the tax disclosure set forth under the Section entitled “Material United States Federal Income Tax Consequences.” (See Section 14).

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonqualified stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14).

Q36	What does Superior think about the Offer?

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should accept or refrain from accepting the Offer to Amend your Eligible Options. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A of the Internal Revenue Code will likely apply to your Eligible Options if they are not amended. (See Section 14). We recommend that you consult with your personal financial, tax and legal advisors in making your decision whether to accept the Offer (See Section 14).

Q37.	Whom can I contact if I need to confirm Superior’s receipt of my election and/or any withdrawal form, if I have questions about the Offer, or if I need additional copies of the offer documents?

A37.	Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Superior has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701.

If you need additional copies of the Offer documents or the election or withdrawal forms, or for general questions concerning this Offer or general questions about the tax consequences discussed in this Offer, you should email options@supind.com or contact Robert A. Earnest at 818-781-4973. Copies will be furnished promptly at Superior’s expense.

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Risk Factors” in Superior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007, which are incorporated herein by reference, highlight the material risks of participating in this Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the Sections in this Offer to Amend discussing the material income tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.
Tax-Related Risks
     The IRS has finalized Treasury Regulations promulgated under Section 409A of the Internal Revenue Code.
     The IRS has recently provided definitive guidance in final Treasury Regulations regarding Section 409A of the Internal Revenue Code, including the tax implications of options with an Original Exercise Price per share less than the fair market value of the common stock underlying the option on the date of grant. Because the final Treasury Regulations do not become effective until January 1, 2008, interim guidance released by the IRS and Treasury Department may be relied on in good faith. The Company has acted in good faith to amend the terms of certain options issued under the Plans prior to December 31, 2007, in accordance with the proposed and final Treasury Regulations and IRS Notice 2006-79. Although the Company believes the terms of this Offer to Amend achieve those ends, it is possible that it may be more beneficial to you not to participate in the Offer and to have retained your Eligible Options.
     Although we have designed this Offer in a way that is specifically contemplated by the U.S. Treasury Department and the IRS to avoid adverse tax treatment under Section 409A of the Internal Revenue Code, there can be no guarantee of any specific tax treatment regarding this Offer or in the future should the tax laws change again in a manner that would adversely affect your Amended Options. In that event, the Company cannot provide any assurance that an Offer similar to this one will be made.
     Taxable events even if Amended Options are not exercised.
     Any cash payments received for Eligible Options that you elect to amend will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.
     Tax-related risks for tax residents of multiple countries.
     If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you, including the possibility of overlapping taxation in more than one taxing jurisdiction. You should also be certain to consult your personal tax advisor to discuss these consequences.
Non-Tax-Related Risks
     The amount of the cash payment is not equal to the aggregate difference between the Original Exercise Price and the Amended Exercise Price.
     The cash payment to be made pursuant to the Offer is not equal to the aggregate difference between the Original Exercise Price and the Amended Exercise Price. The Company has instead chosen to pay an amount determined by calculating the Black-Scholes Value Difference (plus a 10% premium). Although the Company believes this approach, which relies on well-accepted methods for valuing stock options, is a fair payment under the circumstances, Eligible Option Holders should understand that it is not a dollar for dollar “make whole” for the differences between the Original Exercise Price and the Amended Exercise Price.

THE OFFER
1.	Eligibility.
     You are an Eligible Option Holder only if you are subject to United States taxation and hold Eligible Options, if those options are outstanding as of the last date on which this Offer remains open for acceptance, and you remain an employee of Superior Industries International, Inc. (referred to herein as “Superior,” the “Company,” “we,” “our” or “us”) through the Expiration of the Offer.
     If you are an employee of the Company, unless expressly provided by an agreement between you and Superior or by the requirements of applicable law, your employment with Superior will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. You must be an employee of Superior through the Expiration of the Offer in order to be an Eligible Option Holder.
     Our Directors and Executive Officers listed on Schedule A to this Offer to Amend, including those individuals who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not eligible to participate in this Offer. In addition, our former directors or executive officers are not eligible to participate in this Offer.
     On or about December 31, 2006, each of our Directors and Executive Officers at such time who held any options that otherwise would have constituted Eligible Options agreed with us in writing to amend those options to increase the exercise prices of such options to the closing share price of our common stock on the Correct Grant Date for such options. Each such person agreed that the Company had no obligation to pay such person any consideration to compensate them for the increases in the exercise price in connection with the amendment. Three persons became executive officers of Superior after December 31, 2006 and hold options that would otherwise have constituted Eligible Options; however such options have not been amended to increase the exercise prices to the closing share price of our common stock on the Correct Grant Date for such options; if any such amendment is made in the future, no cash payment in connection with any such amendment will be offered. See Section 11 — “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options” of this Offer to Amend for a more detailed discussion.
2.	Number of Options and Amount of Consideration; Expiration of the Offer.
     Subject to the terms and conditions of this Offer, we will accept for amendment Eligible Options that are held by Eligible Option Holders and for which proper elections are made, and are not validly withdrawn, before the Expiration of the Offer.
     An option to purchase common stock is eligible for this Offer only if each of the following conditions is met:
•	The option was granted under Superior’s 1993 Stock Option Plan (the “1993 Plan”) or 2003 Equity Incentive Plan (the “2003 Plan,” together with the 1993 Plan, the “Plans,” and each individually, a “Plan”);

•	The option had an Original Exercise Price per share that was less than the fair market value per share of the common stock underlying the option on the Correct Grant Date, as determined by Superior;

•	The option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “Eligible Option”); and

•	The option is outstanding as of the Expiration of the Offer.
     As noted above, in order to be eligible, options must be outstanding as of the Expiration of the Offer. For example, if a particular option expires after commencement, but before the Expiration of the Offer, that option is not eligible for this Offer.
     You may choose to accept this Offer to amend some, but not all, of your Eligible Options in this Offer. However, if you do choose to accept this Offer to amend an Eligible Option, you must accept this Offer for all of the shares subject to that option that were unvested as of December 31, 2004. If you have exercised a portion of an Eligible Option, your election will apply to the portion that remains outstanding and unexercised.
     If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Option Holder beneficially owns a portion of that option, you may accept this Offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal document. As legal owner of the Eligible Option, Superior will respect and accept an election properly made by you and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.
     Subject to the terms of this Offer, and upon our acceptance of the options for which you have properly elected to accept this Offer, for each Eligible Option for which you accept this Offer, the following will occur:
1.	Your Eligible Option will be amended to increase the exercise price per share to the New Exercise Price. The New Exercise Price will be the fair market value of a share of Superior common stock on the date that Superior has determined to be the Correct Grant Date for tax and accounting purposes.

If only a portion of your option was unvested as of December 31, 2004, then only that portion of the option is an Eligible Option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this Offer is designed to allow you to avoid and so that portion of the option will not be eligible for inclusion in the Offer. Instead, the portion of any option that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its Original Exercise Price.

Your Addendum lists the Original Exercise Price of your Eligible Options, as well as the New Exercise Price of such options, should you accept this Offer to Amend those options.

2.	In addition, you will receive, on or promptly following January 24, 2008, a cash payment equal to One Hundred Ten Percent (110%) of the Black-Scholes Value Difference with respect to those Eligible Options timely elected and designated by you to participate in the Offer, multiplied by the number of shares underlying the Amended Option, subject to any applicable tax withholding. The Black-Scholes Value Difference is the difference between the Black-Scholes Value of the Eligible Option and the Black-Scholes Value of the Amended Option.

Your Addendum lists the number of shares corresponding to the unexercised portion of your Eligible Option and the cash payment you will be entitled to receive for each Eligible Option you elect to have amended.
     Eligible Option Example
     On October 9, 2002, you were granted an option to purchase 2,000 shares of Superior common stock with an exercise price equal to $36.20 per share (i.e., this is the option’s Original Exercise Price). Of the number of shares subject to your Eligible Option, 1,000 shares vested on or before December 31, 2004. On the date that all corporate actions were completed necessary to effectuate the grant (which is the option’s Correct Grant Date), the fair market value of Superior common stock was $42.75 per share. As of the Expiration of the Offer, you had not exercised any portion of the option. Since the option’s Original Exercise Price of $36.20 is less than $42.75, the option will be an Eligible Option for 1,000 shares (i.e., the 1,000 shares that vested on or before December 31, 2004 are not subject to Section 409A of the Internal Revenue Code and are therefore not eligible). If you properly accept this Offer to Amend such option, the following will occur:
1.	The option to purchase 1,000 shares will be amended to increase the Exercise Price to $42.75 per share; and

2.	A cash payment shall be made to you equal to One-Hundred Ten percent (110%) of the Black-Scholes Value Difference, multiplied by 1,000 shares (the portion of the option eligible as of the expiration of the Offer), less any applicable tax withholding. The Black-Scholes Value Difference is difference between the Black-Scholes Value of the Eligible Option and the Black-Scholes Value of the Amended Option. The cash payment will be payable to you on or promptly following January 24, 2008.

The Black-Scholes Value of the Eligible Option, on a per share basis, is $3.059, and the Black-Scholes Value of the Amended Option, on a per share basis, is $2.252. Therefore, the Black-Scholes Value Difference is $0.807. When multiplied by 110% and then again multiplied by the 1,000 shares eligible as of the Expiration of the Offer, the resulting payment, before taxes, would be $888.00.

Note that this payment is not equal to the aggregate difference between the Original Exercise Price and the Amended Exercise Price.

The Company has instead chosen to pay an amount determined by calculating the Black-Scholes Value Difference (plus a 10% premium). Although the Company believes this approach, which relies on well-accepted methods for valuing stock options, is a fair payment under the circumstances, Eligible Option Holders should understand that it is not a dollar for dollar “make whole” for the differences between the Original Exercise Price and the Amended Exercise Price.
     Assumptions
          The following assumptions were utilized in determining the Black-Scholes Value of the Eligible Options and of the Amended Options:
•	Fair Market Value = $22.44 (mean average of the closing price of Superior’s common stock on the New York Stock Exchange for the first ten trading days in July)

•	Expected Dividend Yield= 2.85% (Superior’s annual dividend rate of $0.64 per share as of August 1, 2007, divided by the Fair Market Value of $22.44)

•	Expected Volatility = 31.2% (reported in Superior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006)

•	Risk Free Interest Rate = Weighted average of the nearest Treasury constant maturity rates as of the Black-Scholes Calculation Date (July 19, 2007), using the rates posted on the U.S. Federal Reserve’s website at the page: http://www.federalreserve.gov/releases/h15/data.htm. This value varies by each Eligible Option depending on its contractual life in years, however the range of rates was between 4.89% and 4.99%.

•	Contractual life of option in years: This value varies by each Eligible Option, however the range of years was between from 3.91 to 9.07.

•	Exercise price of option: This value varies by each Eligible Option, however the range of years was between from $17.15 to $42.87.
     The vesting of your Amended Options will not change. As a result, once you cease to be an employee, there will be no further vesting of your Amended Option.
     All Amended Options will be subject to the terms of the applicable Plan, as amended in accordance with this Offer. The current form of option agreement under the applicable Plan is incorporated by reference as an exhibit into the Schedule TO with which this Offer has been filed. (See Section 9 of this Offer to Amend for a description of the Plans).
     The Expiration of the Offer will occur on 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event the Expiration of the Offer will refer to the latest time and date at which the extended offer expires. (See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the Offer).

3.	Purpose of the Offer.
     It has been determined that certain of your stock option grants have exercise prices that were based on trading dates that preceded the Correct Grant Date of your option. The “Correct Grant Date” is the date all corporate actions have been completed necessary to effectuate the option grant. It is on the Correct Grant Date that the option is deemed to have been granted for both tax and accounting purposes. If an option is granted with an exercise price that is less than the fair market value of the underlying shares, it is considered a “discounted option” for U.S. tax purposes. Effective January 1, 2005, discounted options are subject to penalties and potential interest under Section 409A of the Internal Revenue Code at the underpayment rate plus 1%.
     We have determined that the original exercise price of your stock options listed in the Addendum are lower than what they would have been if such exercise prices had been based on the fair market value on the Correct Grant Date, and therefore may be “discounted options” subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include, without limitation, ordinary income recognition in the year of vesting, an additional 20% federal tax penalty, state tax penalties and potential interest charges at the underpayment rate plus 1%. If you elect to participate in this Offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A of the Internal Revenue Code.
     Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Superior, except as described below;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the New York Stock Exchange;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our articles of incorporation or bylaws, or any other actions that may impede the acquisition of control of the Company by any person.
     In the ordinary course of business, from time to time, Superior evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
     In the ordinary course of business, Superior makes changes in the composition and structure of its board of directors and/or management. Superior expects that it will continue to make changes in this regard. In connection with the addition of an individual to our board of directors, our bylaws may be amended to provide for an exact number of directors between the authorized number of directors of not less than nine nor more than fifteen.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. Superior will prepare communications regarding this Offer and will make general tax information available to Eligible Option Holders regarding this Offer. Superior will not provide any tax advice with respect to an individual’s circumstances or make any tax recommendations whatsoever. You must make your own decision about whether to participate in this Offer. We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisors.
4.	Procedures for Electing to Participate in this Offer.
     Proper Election to Participate in this Offer.
     Participation in this Offer is voluntary. To participate in this Offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Superior. Superior must receive the properly completed and signed election forms before the Expiration of the Offer. The Expiration of the Offer will occur at 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless we extend the Offer. Election forms and related documents may only be delivered to Cathy Buccieri at Superior’s headquarters in Van Nuys, California in accordance with the procedures described below.
     If you participate in this Offer, you must accept this Offer for the entire outstanding portion of that option. To help you determine your outstanding Eligible Options, we are providing you with an Addendum listing your Eligible Options, the New Exercise Price that will apply if the Eligible Options are amended and the cash payment you will receive for the Eligible Options, if amended. If you hold an option that is not listed on the Addendum, the option is not an Eligible Option.
     Except as noted in Section 5, your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless the Offer is extended past that time,

in which case your election will become irrevocable after the new date of the Expiration of the Offer. You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the Expiration of the Offer, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration of the Offer.
     If you submit an election form, and then decide that you would like to elect to accept this offer for additional Eligible Options, you must deliver a new election form to Cathy Buccieri before the Expiration of the Offer. This new election form must also list all of the Eligible Options for which you wish to accept this Offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the Expiration of the Offer, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.
     The delivery of all documents, including election forms, is at your risk. Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701. Only responses that are complete, signed and actually received by Superior by the deadline will be accepted. Responses may be submitted via facsimile, attachments to email, hand delivery, United States mail and Federal Express (or similar delivery service) at the numbers or addresses listed below. Delivery to any other facsimile number, email address or mail address will not be accepted.
     The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all options for which proper elections are made promptly after the Expiration of this Offer.
     Our receipt of your election form is not by itself an acceptance of your options. For purposes of this Offer, we will be deemed to have accepted options for which proper elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by email or other methods of communication. Options accepted will be amended on the Amendment Date and Time, which is on the same date as, but following the time of, the Expiration of the Offer, and which we presently expect will be Wednesday, August 29, 2007.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.
     We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options for which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all options for which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted for all option holders and options for which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our Acceptance Constitutes an Agreement.
     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for amendment will constitute a binding agreement under applicable state law between Superior and you upon the terms and subject to the conditions of this Offer.
5.	Withdrawal Rights and Change of Election.
     You may withdraw or change your election only in accordance with the provisions of this Section.
     If you have previously elected to accept this Offer to Amend your Eligible Options, you may withdraw that election for some or all of these options at any time before the Expiration of the Offer, which is expected to be 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007. If we extend the Offer, you may withdraw your election for some or all of your Eligible Options at any time until the new date of the Expiration of the Offer.
     In addition, although we intend to accept, promptly after the Expiration of this Offer, all valid elections, if we have not accepted your election by 5:00 p.m., Pacific Time on Wednesday, September 26, 2007 (which is the 40th business day after the commencement date of the Offer), you may withdraw your election at any time thereafter.
     To validly withdraw an earlier election, you must deliver to Cathy Buccieri, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the election for those options. Any election you do not withdraw will remain effective pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration of the offer. Superior must receive the properly completed and signed withdrawal form before the expiration of the offer. The Expiration of the Offer will occur at 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007, unless we extend the Offer.
     You may not rescind any withdrawal. Your elections for withdrawn Eligible Options will be deemed not properly made for purposes of the Offer, unless you properly re-elect to accept this Offer for your Eligible Options before the expiration of the Offer. To re-elect to accept this Offer, you must deliver a new election form to Cathy Buccieri before the Expiration of the Offer by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.
     The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Superior intends to confirm the receipt of your withdrawal form and/or any election form by email within two U.S. business days. If you have not received an email confirmation, we recommend that you confirm that we have received your withdrawal form and/or any election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email cbuccier@supind.com or contact Cathy Buccieri at 818-902-2701. Only responses that are complete, signed and actually received via facsimile by Superior by the deadline will be accepted. Responses may be submitted by facsimile, attachments to email, hand delivery, United States mail and Federal Express (a similar service) in accordance with the procedures listed in Section 4 above.
6.	Acceptance of Eligible Options for Amendment, Issuance of Cash Payments, and Amended Options.
     Upon the terms and conditions of this Offer and promptly following the Expiration of the Offer, we will accept for amendment all Eligible Options for which proper elections have been made that have not been validly withdrawn before the Expiration of the Offer.
     Subject to the terms and conditions of this Offer, if elections for your Eligible Options are properly made and accepted by us, these options will be amended as of the Amendment Date and Time, on the same date as, but following the time of, Expiration of the Offer. We expect that the Expiration of the Offer will be 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007 unless the Offer period is extended. We expect that the Amendment Date and Time will be Wednesday, August 29, 2007, following the Expiration of the Offer, unless the Offer period is extended. If the Expiration of the Offer is delayed, the Amendment Date and Time will be similarly delayed. Once Eligible Options for which you elect to accept this Offer are amended, those options will be replaced in full by the Amended Options.
     For purposes of the Offer, we will be deemed to have accepted Eligible Options for which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the Eligible Option Holders generally of our acceptance for amendment of the options. This notice may be made by email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the Expiration of the Offer all Eligible Options for which proper elections have been made that are not validly withdrawn.
     In lieu of the Eligible Options for which you choose to accept this Offer, you will be entitled to receive Amended Options and a cash payment, as described in Section 2 of this Offer to Amend. Eligible Options for which you choose to accept this Offer will be amended on the Amendment Date and Time, which is the same date as, but following the time of, the Expiration of the Offer. The Amendment Date and Time will be Wednesday, August 29, 2007, following the Expiration of the Offer, unless the Offer period is extended. Promptly following the Expiration of the Offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the Eligible Options you elected to amend.
     In addition, if you elected to amend any Eligible Option, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive the cash payment. Any cash payment owed to you for an Eligible Option for which you have chosen to accept this Offer will be paid to you, less any applicable tax withholding, on or promptly following January 24, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. If you do not receive an Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment within seven U.S. business days after the expiration of the offer, please email options@supind.com or contact Cathy Buccieri at 818-902-2701.
     The proposed and final Treasury Regulations promulgated under Section 409A of the Internal Revenue Code, and IRS Notice 2006-79, provide the authority that allows us to amend your Eligible Options to avoid unfavorable tax consequences and at the same time compensate you with a cash payment. Such authority is believed reliable, and such authority does not allow us to make the cash payments in the same calendar year in which the Eligible Options are amended. Therefore, the earliest we can make these cash payments to Eligible Option Holders who participate in the Offer is January 24, 2008, the earliest date for which we pay for services rendered to us exclusively in 2008.
     Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule. If you elect to participate in the Offer but exercise your Eligible Options prior to the Expiration of the Offer, the Eligible Options that you exercise will no longer be eligible to be amended in this Offer and you will not receive a cash payment for such options. (See Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this Offer).

7.	Conditions of the Offer.
     If Superior is acquired prior to the Expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this Offer, we will not be required to accept any options for amendment, and we may terminate the Offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration of the Offer, any of the following events has occurred, or has been reasonably determined by us to have occurred:
•	There shall have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the Offer to us);

•	There shall have occurred:
•	Any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	The declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	Any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	In our reasonable judgment, any material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the NASDAQ Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the Offer,

•	The commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

•	If any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer,

•	A tender or offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
•	Any person, entity or group has purchased all or substantially all of our assets,

•	Any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer,

•	Any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•	Any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for amendment of Eligible Options, or

•	Any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
•	There shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	Any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Superior that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been adopted, enacted, enforced or deemed applicable to Superior, which might restrain, prohibit, or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).
If any of the above events occur, we may:
•	Terminate the Offer;

•	Complete and/or extend the Offer, subject to your withdrawal rights;

•	Amend the terms of the Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.
     The conditions to this Offer are for the Company’s benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration of the Offer. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered by the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8.	Price Range of Shares Underlying the Options.
     There is no established trading market for Eligible Options, or any other options granted under the Plans. The Superior common stock that underlies your options is traded on the New York Stock Exchange under the symbol “SUP.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ending December 30, 2007
3rd Quarter (through July 20, 2007)	22.58	21.38
2nd Quarter	24.06	21.25
1st Quarter	23.19	19.07
Fiscal Year Ended December 31, 2006
4th Quarter	20.23	16.40
3rd Quarter	18.88	16.38
2nd Quarter	19.63	17.25
1st Quarter	23.21	19.06

	High	Low
Fiscal Year Ended December 25, 2005
4th Quarter	23.37	19.90
3rd Quarter	25.16	20.66
2nd Quarter	26.41	20.33
1st Quarter	29.34	24.78
     On July 31, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange was $18.50 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.
9.	Source and Amount of Consideration; Terms of Amended Options.
     Consideration.
     We will issue cash payments for Eligible Options for which proper elections have been made and accepted as described in Section 2 of this Offer to Amend. Cash payments will be made from Superior’s general corporate assets, and you will be a general creditor of Superior for the cash payments until they are received.
     If we receive and accept elections from Eligible Option Holders of all Eligible Options subject to the terms and conditions of this Offer, we will amend options to purchase a total of approximately 342,329 shares of our common stock, or approximately 1.3% of the total shares of our common stock outstanding as of May 4, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $80,000.
     General Terms of Amended Options.
     If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend. Each Amended Option will be amended on the Amendment Date and Time (expected to be Wednesday, August 29, 2007). All Amended Options will be evidenced by an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment,” which will be sent to you promptly after the Expiration of the Offer.
     Except for the New Exercise Price of your Amended Options, the terms and conditions of your Amended Options will remain the same as the terms and conditions of your Eligible Options (as described in Section 2). To the extent an Eligible Option was designated as an incentive stock option prior to amendment pursuant to this Offer, such option ceased to be an incentive stock option by virtue of being a “discounted option”, and under the Internal Revenue Code is deemed to be a non-qualified option as of the original grant date. To the extent an Eligible Option was a non-qualified option prior to amendment pursuant to this Offer, such amended option will remain a non-qualified option. See Section 14.
     The following description summarizes the material terms of the Plans. Our statements in this Offer to Amend concerning the Plans and the Amended Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the respective Plan, and the form of option agreement under the respective Plan, each of which has been filed as an exhibit to the Schedule TO of which this Offer is a part. Please email options@supind.com or contact Robert A. Earnest at 818-781-4973 to receive a copy of the Plans and the forms of option agreements thereunder. We will promptly furnish you copies of these documents upon request at the Company’s expense.
     Summary of the Plans.
     2003 Plan
     The principal features of the 2003 Plan are summarized below. In addition to stock options, the 2003 Plan provides for the grant of other types of incentive awards: restricted shares and stock appreciation rights. These other types of incentive awards are not subject to this Offer to Amend and are accordingly not described below.
     Shares Subject to the 2003 Plan
     Up to an aggregate of 3,000,000 shares of common stock of Superior are authorized for issuance under the 2003 Plan. If an option or stock appreciation right expires, becomes unexercisable without having been exercised in full or is surrendered pursuant to an option exchange program, the shares that were not purchased pursuant to such option shall become available for future grants under the 2003 Plan. However, if Superior reacquires shares that were issued pursuant to an option, such shares shall not be available for future grants under the 2003 Plan. The aggregate number of shares available under the 2003 Plan and the number of shares subject to outstanding options will be increased or decreased to reflect any changes in the outstanding common stock of Superior by reason of any recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction.
     Type of Options
     Two types of options may be granted under the 2003 Plan: options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code, and options not so qualified for favorable federal income tax treatment (“NSOs”). Each option granted shall be subject to a stock option agreement between the participant and Superior. Such agreements shall contain such terms and provisions as the Committee (as defined below) may determine in its discretion, and need not be uniform.
     Eligibility and Participation
     All employees (including officers), directors, and consultants of Superior or any subsidiary are eligible for selection to receive options or stock appreciation rights under the 2003 Plan, subject to two restrictions: (1) no ISO may be granted to any person who, at the time of grant, is not an employee of Superior or any subsidiary, and (2) no participant may receive grants of options and stock appreciation rights with respect to more than 3,000,000 shares of common stock of Superior (subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction) during any fiscal year of Superior or portion thereof. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated option or stock appreciation right continue to be counted against the maximum number of shares for which options or stock appreciation rights may be granted to an individual during a fiscal year of Superior or portion thereof. Subject to such limitations, an individual who has been granted an option may, if such individual is otherwise eligible, be granted additional options as the Committee may determine.
     Administration of the 2003 Plan
     The 2003 Plan is currently administered by a Committee of the Board of Directors (the “2003 Plan Committee”) consisting of two or more directors of Superior who are both (a) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and (b) “outside directors” within the meaning of Section 162(m) of the Code. The 2003 Plan Committee has extremely wide discretion and power in interpreting and operating the 2003 Plan and in determining the terms of individual options.
     Option Price
     The purchase price for shares of common stock of Superior covered by each option shall be determined by the 2003 Plan Committee. In the case of an ISO, however, the purchase price shall not be less than 100% of the fair market value of such shares on the date of grant, but if the ISO is granted to a 10% shareholder of Superior or its subsidiaries (measured by ownership of voting power), the purchase price of an ISO shall not be less than 110% of the fair market value of such shares on the date of grant.
     Exercisability of Options
     The 2003 Plan Committee shall determine when and under what conditions any option shall become exercisable. However, the aggregate fair market value of shares of common stock of Superior (determined at the date of grant) for which ISOs (whenever granted) are exercisable for the first time by a participant during any calendar year shall not exceed $100,000; any options in excess of this limit shall be treated as NSOs. The purchase price of shares on the exercise of an option shall be paid in full at the time of exercise in cash or by check payable to the order of Superior, or, subject to the approval of the 2003 Plan Committee and subject to applicable law, by the delivery of shares of common stock of Superior already owned by the participant, by the participant’s promissory note, through a “broker’s” exercise involving the immediate sale or pledge of shares with a value sufficient to pay the exercise price, or by any other method permitted by applicable law.
     Duration of Options
     Each option shall expire on the date specified by the 2003 Plan Committee, but all options shall expire within 10 years of the date of grant. ISOs granted to 10% shareholders of Superior (measured by ownership of voting power) shall expire within five years from the date of grant.

     Termination of Employment; Death or Disability
     If a participant ceases to be employed by Superior or any of its subsidiaries for any reason other than termination for cause, death or permanent disability, the participant’s vested options that are exercisable shall be exercisable for a maximum period of 90 days after the termination of employment (unless otherwise determined by the 2003 Plan Committee in an individual option agreement or otherwise). If a participant’s employment is terminated for cause, all of his options will be immediately terminated and canceled (unless otherwise determined by the 2003 Plan Committee in an individual option agreement or otherwise). If a participant dies or becomes permanently disabled, the participant’s vested options that are exercisable shall be exercisable for a maximum period of 12 months after the date of death or permanent disability (unless otherwise determined by the 2003 Plan Committee in an individual option agreement or otherwise). After a participant’s death, any vested options which remained exercisable on the date of death may be exercised by the person or persons to whom the participant’s rights pass by will or the laws of descent and distribution. The 2003 Plan Committee may determine, in its discretion, that the unexercisable portion of an option will become exercisable at such time and on such terms as the 2003 Plan Committee may determine.
     Certain Corporate Transactions
     Upon the happening of a merger, reorganization or sale of substantially all of the assets of Superior, the 2003 Plan Committee, may, in its sole discretion, do one or more of the following: (i) shorten the period during which options are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the participants); (ii) accelerate any vesting schedule to which an option is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise; or (iv) cancel options upon payment to the participants in cash of an amount that is the equivalent of the excess of the fair market value of the common stock of Superior (at the effective time of the merger, reorganization, sale or other event) over the exercise price of the option to the extent the options are vested and exercisable. The 2003 Plan Committee may also provide for one or more of the foregoing alternatives in any particular option agreement.
     Rights as a Stockholder
     The recipient of an option will have no rights as a stockholder with respect to shares of Company common stock covered by an option until the date such recipient becomes a holder of record of such shares.
     Assignability of Options
     An ISO granted under the 2003 Plan shall, by its terms, be non-transferable by the option holder, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and shall be exercisable during the option holder’s lifetime only by him or her. An NSO issued under the 2003 Plan shall be nontransferable by the participant, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, except that, with the consent of the 2003 Plan Committee, it may be assigned, in whole or in part, during the optionee’s lifetime by gift to one or more members of the optionee’s immediate family. The 2003 Plan Committee may also determine, in its discretion, that an NSO may be assigned pursuant to a qualified domestic relations order, as such term is defined in the Code.
     Duration, Termination and Amendment of the 2003 Plan
     The 2003 Plan shall continue in effect until 10 years after the earlier of its adoption by the Board of Directors or its approval by the stockholders. The Board of Directors, however, may suspend or terminate the 2003 Plan at any time. The suspension or termination of the 2003 Plan will generally not affect the validity of any option outstanding on the date of termination. The Board of Directors may also amend the 2003 Plan at any time, except that Superior will obtain stockholder approval for any amendment to the extent such approval is necessary or desirable to preserve the favorable tax status of ISOs and to comply with applicable law or the requirements of any exchange or quotation system. For example, an amendment to increase the maximum number of shares which may be issued under the 2003 Plan, change the minimum exercise price of ISOs, increase the maximum term of ISOs, or permit the granting of options to anyone other than those eligible under the terms of the 2003 Plan, will be submitted for stockholder approval. Furthermore, no amendment of the 2003 Plan shall amend or impair any rights or obligations under any option theretofore granted under the 2003 Plan without the written consent of the holder of the affected option.
     The 2003 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not qualified under Section 401(a) of the Internal Revenue Code.
     1993 Plan
     The principal features of the 1993 Plan are summarized below. The 1993 Plan has terminated and no additional options may be granted under it.
     Administration
     The 1993 Plan was administered by a Stock Option 1993 Plan Committee (the “1993 Plan Committee”) appointed by the Board of Directors. The 1993 Plan Committee consisted of two non-employee directors, each of whom was a “disinterested person,” within the meaning of Rule 16b-3 of the Exchange Act.
     Participation
     Directors, officers and key employees of the Company, or of any corporation of which 50% or more of the total combined voting power of all classes of stock is owned directly or indirectly by the Company (a “subsidiary”), were eligible for selection to participate in the 1993 Plan, other than directors who were members of the 1993 Plan Committee. Subject to the express provisions of the 1993 Plan, the 1993 Plan Committee determined from this eligible class the individuals who were to receive options, the terms and provisions of the respective option agreements (which need not be identical), the times at which such options were granted, and the number of shares subject to each option. Such options were granted by the 1993 Plan

Committee. An individual who has been granted an option was allowed, if he was otherwise eligible, to be granted an additional option or options if the 1993 Plan Committee so determined. Such options were permitted to be granted in lieu of outstanding options previously granted under the 1993 Plan or in addition to such options. The 1993 Plan Committee had the discretion to determine whether options granted under the 1993 Plan would be options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code or non-statutory options.
     Option Price
     The option price under the 1993 Plan is to be not less than 100% of the fair market value of the common stock on the date the option is granted, which is to be the date on which the 1993 Plan Committee awards the option. The purchase price of any shares purchased upon exercise of an option is to be paid in full in cash at the time of such exercise.
     Option Period
     Each option and all rights or obligations thereunder are to expire on such date as the 1993 Plan Committee may determine, but no later than the day immediately preceding the tenth anniversary of the date on which the option is granted. Options granted under the 1993 Plan are subject to earlier termination as described below.
     Termination of Employment or Services Rendered
     If an option holder who is an employee ceases to be employed by the Company or any subsidiary for any reason (other than death), including retirement, any option or unexercised portion thereof is to expire unless exercised within one (1) month of the date on which he ceases to be an employee, and in any event no later than the date of expiration of the option period. If an option holder is not an employee but is a director of the Company or any subsidiary, his option is to expire upon termination of association with the Company, or upon earlier termination pursuant to the 1993 Plan.
     Adjustment upon Changes in Capitalization
     In the event of changes in the outstanding common stock of the Company by reason of stock dividends, split ups, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations or liquidations, then the number and class of shares available under the 1993 Plan, including the maximum number that may be granted to any one participant, are to be correspondingly adjusted by the 1993 Plan Committee. In addition, the 1993 Plan Committee is to make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, are exercisable, to the end that the option holder’s proportionate interest is maintained. Any such adjustment made by the 1993 Plan Committee is to be conclusive.
     Acceleration of Outstanding Options
     In the event of one or more of the following transactions (“Corporate Transactions”): (i) a merger in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the State of the Company’s incorporation), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) if granted to the participant by the 1993 Plan Committee, (a) any other corporate reorganization or business combination in which 25% or more of the Company’s outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions, or (b) if the majority of any class of directors become comprised of individuals who were not either nominated by the then existing Board of Directors or had not been appointed by the then existing Board of Directors, each outstanding option will become immediately exercisable for up to the full number of shares covered by the option. In no event will any option be accelerated if the terms of the Corporate Transaction require each outstanding option to be assumed by the successor corporation or to be replaced by a comparable option to purchase shares of the successor corporation. Upon the consummation of the Corporate Transaction, all outstanding options will, to the extent not exercised or assumed, terminate and cease to be exercisable.
     Duration and Amendment of the 1993 Plan
     The 1993 Plan shall remain in effect until terminated by the 1993 Plan Committee; provided that no options may be granted after March 10, 2003. The Board of Directors may amend or suspend the 1993 Plan at any time; provided that an amendment which (i) materially increases the maximum shares available for grant under the 1993 Plan, (ii) changes the minimum exercise price of an option (provided, however, that the 1993 Plan Committee may cancel and regrant at a lower price all or any options granted under the 1993 Plan), (iii) materially modifies the requirements as to eligibility for participation in the 1993 Plan, or (iv) materially increases the benefits accruing to participants under the 1993 Plan must be approved by the affirmative vote of the holders of a majority of securities of the Company present, or, represented, and entitled to vote at a meeting duly held in accordance with California’s General Corporation Law.
     Registration of Shares Underlying the Options.
     All of the shares of Superior common stock issuable upon exercise of Amended Options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Superior for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.
     United States Federal Income Tax Consequences.
     You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the Amended Options and the Eligible Options with respect to which you choose to accept this Offer, as well as the consequences of accepting or rejecting this Offer. We recommend that you consult with your own financial, legal and/or tax advisors to discuss the consequences to you of participating or not participating in this Offer.
     In addition, some states, including California, may impose additional tax penalties that may be applicable should you decline to participate in the Offer with respect to certain options.

We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.
     Federal Income Tax Consequences in Multiple Jurisdictions.
     If you are a citizen or resident of the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you, including overlapping tax liabilities in multiple jurisdictions. We recommend that you consult with your own financial, legal and/or tax advisors to discuss the consequences to you of participating or not participating in this Offer.
10.	Information Concerning the Company.
     Headquartered in Van Nuys, California, the principal business of Superior is the design and manufacture of aluminum road wheels for sale to original equipment manufacturers (OEM). We are one of the largest suppliers of cast and forged aluminum wheels to the world’s leading automobile and light truck manufacturers, with wheel manufacturing operations in the United States, Mexico and Hungary. Customers in North America represent the principal market for our products, with approximately 14 percent of our products sold to international customers by our North American facilities, primarily delivered to their assembly operations in the United States.
     The Company was initially incorporated in Delaware in 1969 and reincorporated in California in 1994, as the successor to three businesses founded by Louis L. Borick, Founding Chairman of the Company. These businesses had been engaged in the design, manufacture and sale of principally automotive accessories and related aftermarket products since 1957.
     Our fiscal year is the 52- or 53-week period ending on the last Sunday of the calendar year. The fiscal year 2006 comprises the 53-week period ended December 31, 2006. The fiscal years 2005, 2004, 2003 and 2002 comprise the 52-week periods ended December 25, 2005, December 26, 2004, December 28, 2003 and December 29, 2002, respectively. For convenience of presentation, all fiscal years are referred to as beginning as of January 1 and ending as of December 31, but actually reflect our financial position and results of operations for the periods described above.
     Our principal executive offices are located at 7800 Woodley Avenue, Van Nuys, California 91406, U.S.A., and our telephone number is (818) 781-4973. If you have questions regarding how to participate in this Offer please email options@supind.com or contact Robert A. Earnest at 818-781-4973.
     A summary of the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007, which are incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 are incorporated herein by reference. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.
     A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. As of July 23, 2007, our directors and executive officers as a group beneficially owned outstanding options under the Plans to purchase a total of 2,404,000 shares of our common stock, which represented approximately 77% of the shares of our common stock subject to all options outstanding under the Plans as of that date. Schedule A includes information for each of the directors and executive officers with respect to their beneficial ownership of outstanding stock options.
     Our Directors and Executive Officers listed on Schedule A to this Offer to Amend, including those individuals who are officers for purposes of Section 16 of the Exchange Act, are not eligible to participate in this Offer. In addition, our former directors or executive officers are not eligible to participate in this Offer.
     On or about December 31, 2006, each of our Directors and Executive Officers at such time who held any options that otherwise would have constituted Eligible Options agreed with us in writing to amend those options to increase the exercise prices of such options to the closing share price of our common stock on the Correct Grant Date for such options. Each such person agreed that the Company had no obligation to pay such person any consideration to compensate them for the increases in the exercise price in connection with the amendment. Three persons became executive officers of Superior after December 31, 2006 and hold options that would otherwise have constituted Eligible Options; however such options have not been amended to increase the exercise prices to the closing share price of our common stock on the Correct Grant Date for such options; if any such amendment is made in the future, no cash payment in connection with any such amendment will be offered. The amendments were made in light of recent guidance issued by the Internal Revenue Service and were intended to correct the exercise price so that the options would not be subject to Section 409A of the Internal Revenue Code.
     Neither we, nor any of our directors or executive officers, nor any affiliates of Superior were engaged in transactions involving Eligible Options during the 60 days before and including the commencement of this Offer.
12.	Status of Options Amended by the Company in the Offer; Accounting Consequences of the Offer.
     Options that we accept for amendment through the acceptance of elections under this Offer will be amended under the applicable Plan.
     Superior does not expect to incur a material amount of additional compensation expense against earnings from the amendment of the Eligible Options contemplated by this Offer. Under the relevant accounting standard, Financial Accounting Standard No. 123R, Superior will only recognize compensation expense for the incremental fair value provided to option holders and, if any, acceleration of recognition of any compensation expense as required under the provisions in Financial Accounting Standard No. 123R of as a result of this Offer.

13.	Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of Amended Options as contemplated by the Offer, or of any approval or other action by any government or administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the amendment or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections for eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.
     If we are prohibited by applicable laws or Treasury Regulations from amending options on the Amendment Date and Time, we will not amend any options subject to such provisions. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the Amendment Date and Time we will not amend any options subject to such provisions.
14.	Material United States Federal Income Tax Consequences.
     If You Participate in this Offer.
     As a result of participation in this Offer, you may avoid potentially adverse tax consequences associated with your Eligible Options. Please read this Section carefully, as well as the following Section summarizing the potential tax consequences to you if you decide to keep your current options.
     The following is a summary of the material United States federal income tax consequences of participating in the Offer for those Eligible Option Holders subject to United States federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code” or “Internal Revenue Code”), its legislative history, the final and proposed Treasury Regulations thereunder and administrative and judicial interpretations related thereto as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each Eligible Option Holder will depend upon that Eligible Option Holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be a complete recitation of relevant tax law applicable in all respects to all categories of option holders. We recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

     If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. In addition, some states, including California, may impose additional penalty taxes on the amounts subject to the 20% federal penalty tax (e.g., California imposes an additional 20% state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the Offer, as the related tax consequences to you are dependent on your individual tax situation. If you have any general questions regarding the terms of this offer or requests for general tax information about this offer please email options@supind.com or contact Robert A. Earnest at 818-781-4973.
     Cash payments.
     The cash payments you will receive in connection with the amendment of your Eligible Options under this Offer will be taxable to you as ordinary compensation income. The Company will generally be entitled to a deduction equal to the amount of ordinary compensation income taxable to you assuming compliance with eligible reporting requirements. If you were an employee of the Company at the time the Eligible Options for which you accepted this Offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.
     Amended options.
     If you are an Eligible Option Holder who chooses to accept this Offer for your Eligible Options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange for United States federal income tax purposes (and, incidentally, state income tax purposes).
     All Eligible Options are nonqualified stock options for purposes of United States tax law. Your Amended Options will continue to be nonqualified stock options for purposes of United States tax law. To the extent an Eligible Option was designated as an incentive stock option prior to amendment pursuant to this Offer, such option ceased to be an incentive stock option by virtue of being a “discounted option”, and under the Internal Revenue Code is deemed to be a non-qualified option as of the original grant date. To the extent an Eligible Option was a non-qualified option prior to amendment pursuant to this Offer, such amended option will remain a non-qualified option. Under current United States tax law, an option holder generally will not realize taxable income upon the grant of a nonqualified stock option. However, when an option holder exercises the option, the difference between the fair market value of the underlying shares subject to the option on the date of exercise and the exercise price of the option will be ordinary compensation income taxable to the option holder in the year of exercise. As a result of Section 409A of the Internal Revenue Code, however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock may, to the extent the option was not vested on or before December 31, 2004, be taxable to the option holder before he or she exercises such option. If you elect to participate in this Offer, your Eligible Options that are amended should no longer be subject to the adverse tax consequences under Section 409A of the Internal Revenue Code that this Offer was designed to allow you to avoid.
     Superior will generally be entitled to a corporate tax deduction equal to the amount of compensation income taxable to the option holder assuming compliance with eligible reporting requirements.
     If you were an employee of Superior at the time of the grant of the option, any income recognized upon exercise of a nonqualified stock option generally will constitute wages for which tax withholding will be required.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. In addition, some states, including California, may impose additional penalty taxes on the amounts subject to the 20% federal penalty tax. We recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the Offer. If you have general questions regarding the terms of this offer or requests for general tax information about this Offer please email options@supind.com or contact Robert A. Earnest at 818-781-4973.
     If You Do Not Participate in this Offer.
     The following is a summary of the material United States federal income tax consequences of declining to participate in the Offer for those Eligible Option Holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, proposed and final Treasury Regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each Eligible Option Holder will depend upon that Eligible Option Holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, may impose additional penalty taxes on the amounts subject to the 20% federal penalty tax (e.g., California imposes an additional 20% state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     Please note if you do not participate in the Offer, the Company has a tax withholding and reporting obligation on the ordinary income you will recognize with respect to your Eligible Options pursuant to Section 409A of the Internal Revenue Code. The amount subject to tax withholding and reporting will be determined as though you exercised your Eligible Options on the last day of each calendar year that you hold Eligible Options that have not been exercised. This is referred to as a “deemed” exercise. Since the income is being determined from a “deemed” exercise instead of an “actual” exercise, the tax withholding obligation must be settled from other wages that are paid to you. We are not required to withhold the 20% federal tax penalty and potential interest assessed under Section 409A of the Internal Revenue Code. The penalties and potential interest will be due upon the filing of your individual federal and state income tax returns, as applicable.
     We recommend that you consult your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation. If you have general questions regarding the terms of this Offer or requests for general tax information about this offer please email options@supind.com or contact Robert A. Earnest at 818-781-4973.
     Your decision not to accept this Offer for your Eligible Options could result in potentially adverse tax consequences to you. Please read this Section carefully and speak with your tax advisors about your decision regarding participation in this Offer.
     Section 409A of the Internal Revenue Code and final Treasury Regulations promulgated thereunder provide that stock options granted with an exercise price lower than the fair market value of the underlying stock on the date the grant was actually finalized (i.e., the “Correct Grant Date”) must be exercisable only upon six enumerated “permissible distribution dates” to avoid early income recognition and an additional 20% federal tax penalty. None of the Eligible Options comply with the distribution requirements of Section 409A of the Internal Revenue Code because they are exercisable at any time at the discretion of the Eligible Option Holder. As a result, the Eligible Options are subject to immediate income recognition at ordinary income tax rates upon vesting plus an additional 20% federal tax penalty on the income recognized and a potential interest charge at the underpayment rate plus 1%. Further, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed and also be subject to the additional 20% federal tax penalty on the income recognized and a potential interest charge at the underpayment rate plus 1%.
     Reliable Authority Under Section 409A of the Internal Revenue Code.
     The Internal Revenue Service (the “IRS”) has issued definitive, final Treasury Regulations under Section 409A of the Internal Revenue Code. It is possible, albeit unlikely, that the IRS may amend or modify such guidance during the applicable period in which this Offer is in effect which may differ from our current good-faith interpretation of the existing guidance. Although the advice rendered herein is considered reliable, Superior cannot guarantee any particular tax results related to your options. Because this Offer involves complex tax considerations, we urge you to consult your own financial, legal and/or tax advisors before you make any decisions about participating in this Offer.
     In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this Offer.
     Further, some states, including California, may impose additional tax penalties on the amounts subject to the 20% federal tax penalty. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.

15.	Extension of Offer; Termination; Amendment.
     We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the Expiration of the Offer, we will also extend your right to withdraw elections for Eligible Options until the new date of the Expiration of the Offer. In the case of an extension, we will issue an email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration of the Offer.
     We also reserve the right, in our reasonable judgment, before the Expiration of the Offer to terminate or amend the Offer and to postpone the Expiration of the Offer (resulting in a delay of our acceptance and amendment of any options for which elections have been made) if any of the events listed in Section 7 of this Offer occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options for which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an Offer like this.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration of the Offer, in our discretion, and regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option expires or is partially or fully exercised after commencement, but before amendment under the Offer, that particular option is not eligible for amendment. Therefore, if we extend the Offer for any reason and if a particular option for which an election to accept the Offer was made before the originally scheduled Expiration of the Offer expires or is exercised after such originally scheduled Expiration of the Offer but before the actual Amendment Date and Time under the extended offer, that option would not be eligible for amendment.
     The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

     For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.
16.	Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections for this Offer.
17.	Additional information.
     This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this Offer for your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on April 10, 2007;

2.	Our amendment to our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on April 13, 2007;

3.	Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on April 20, 2007;

4.	Our quarterly report on Form 10-Q for our fiscal quarter ended April 1, 2007 filed with the SEC on May 16, 2007;

5.	Our current reports on Form 8-K as filed with the SEC on January 8, 2007, March 26, 2007, May 10, 2007 and May 15, 2007; and

6.	The description of our Common Stock contained in our Registration Statement on Form 8-B filed with the SEC on June 15, 1994 and any further amendment or report filed hereafter for the purpose of updating such description.
     The SEC file number for these filings is 001-06615. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by emailing options@supind.com or contacting Robert A. Earnest at 818-781-4973.

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.
18.	Financial statements.
     Attached as Schedule B to this Offer to Amend is our summary financial information for our annual report on Form 10-K for our fiscal year ended December 31, 2006 and our quarterly report on Form 10-Q for our fiscal quarter ended April 1, 2007. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.
19.	Miscellaneous.
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer to amend your options. Superior will prepare communications regarding this Offer and provide general tax information to Eligible Option Holders regarding this Offer. Superior will not provide tax advice specific to an individual’s circumstances or make any tax recommendation. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A
INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS
OF SUPERIOR INDUSTRIES INTERNATIONAL, INC.
     The directors and executive officers of Superior Industries International, Inc. are set forth in the following table. Our executive officers and non-employee directors are not eligible to participate in this Offer.
     The address of each director and executive officer is: c/o Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, U.S.A. and the telephone number is (818) 781-4973.

		Percentage of
	Number of	Total	Number of	Percentage of
	Options	Outstanding	Options	Total
	Outstanding	Options	Outstanding	Outstanding
	Under 1993	Under 1993	Under 2003	Options Under
	Plan as of	Plan as of	Plan as of	2003 Plan as of
Position and Offices Held	July 23, 2007	July 23, 2007	July 23, 2007	July 23, 2007
Steven J. Borick, Chairman of the Board, Chief Executive Officer and President	207,000	20.22%	890,000	43.15%
Louis L. Borick, Director, Founding Chairman	450,000	43.95%	50,000	2.42%
Sheldon I. Ausman, Lead Director	4,000	0.39%	9,500	0.46%
Philip W. Colburn, Director	8,000	0.78%	9,500	0.46%
Margaret S. Dano, Director	0	0.00%	0	0.00%
V. Bond Evans, Director	8,000	0.78%	9,500	0.46%
Michael J. Joyce, Director	0	0.00%	5,000	0.24%
Francisco S. Uranga, Director	0	0.00%	0	0.00%
Robert H. Bouskill, Senior Vice President, Manufacturing Technology	7,500	0.73%	47,500	2.30%
Robert Bracey, Senior Vice President, Facilities	16,000	1.56%	61,000	2.96%
James M. Ferguson, Senior Vice President, Global Sale & Marketing	37,500	3.66%	77,500	3.76%
Michael J. O’Rourke, Senior Vice President, Sales & Administration	37,500	3.66%	82,500	4.00%
Kenneth A. Stakas, Senior Vice President, Manufacturing	0	0.00%	20,000	0.97%
Robert A. Earnest, Vice President, General Counsel and Secretary	0	0.00%	10,000	0.48%
Emil J. Fanelli, Acting Chief Financial Officer	7,000	0.68%	42,500	2.06%
Stephen H. Gamble, Vice President & Treasurer	1,250	0.12%	21,000	1.02%

A-1

		Percentage of		Percentage of
	Number of	Total	Number of	Total
	Options	Outstanding	Options	Outstanding
	Outstanding	Options	Outstanding	Options
	Under 1993	Under 1993	Under 2003	Under 2003
	Plan as of	Plan as of	Plan as of	Plan as of
Position and Offices Held	July 23, 2007	July 23, 2007	July 23, 2007	July 23, 2007
Parveen Kakar, Vice President & Program Development	10,000	0.98%	39,500	1.92%
William B. Kelley, Vice President, Operations	21,250	2.08%	42,500	2.06%
Ross Perian, Chief Information Officer	4,000	0.39%	34,500	1.67%
Kola Phillips, Vice President, Quality & Continuous Improvement	0	0.00%	35,000	1.70%
Gabriel Soto, Vice President, Mexico Operations	17,500	1.71%	62,500	3.03%
Cameron Toyne, Vice President, Purchasing	0	0.00%	18,000	0.87%

A-2

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
OF SUPERIOR INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES
     The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on April 13, 2007, and our Quarterly Report on Form 10-Q for the period ended April 1, 2007, filed with the SEC on May 16, 2007.
     For a description of the restatements noted below, see “Note 2 — Review of Stock Option Practices and Restatements of Consolidated Financial Statements” to our amended Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 13, 2007.
     Our fiscal year is the 52- or 53-week period ending on the last Sunday of the calendar year. The fiscal year 2006 comprises the 53-week period ended December 31, 2006. The fiscal years 2005, 2004, 2003 and 2002 comprise the 52-week periods ended December 25, 2005, December 26, 2004, December 28, 2003 and December 29, 2002, respectively. For convenience of presentation, all fiscal years are referred to as beginning as of January 1 and ending as of December 31, but actually reflect our financial position and results of operations for the periods described above.
     Ratio of Earnings to Fixed Charges: Due to the negligible amount of fixed charges, the ratio of earnings to fixed charges is not material and accordingly is not presented.

	For the
	Three Months Ended		For the Fiscal Year Ended
	March 31,	March 31,	December 31,	December 31,
(In thousands, except share and per share amounts)	2007	2006	2006	2005
		As restated		As restated
Net sales	$244,875	$183,525	$789,862	$804,161
Cost of sales	$242,730	$179,302	$781,122	$755,337
Income (loss) from operations	$(4,770)	$(1,172)	$(21,409)	$19,167
Net income	$1,854	$1,110	$(9,321)	$(6,367)
Net Income per common share:
Basic	$0.07	$0.04	$(0.35)	$(0.24)
Diluted	$0.07	$0.04	$(0.35)	$(0.24)
Shares used in computing earnings per share (in thousands):
Basic	26,610	26,610	26,610	26,614
Diluted	26,616	26,613	26,610	26,620
Cash, cash equivalents, and short-term investments	$58,629	$104,833	$78,135	$107,349
Current assets	$368,925	$371,059	$346,593	$359,740
Noncurrent assets	$375,835	$365,987	$365,420	$359,739
Current liabilities	$126,440	$132,171	$113,110	$110,634
Noncurrent liabilities	$78,759	$29,498	$38,715	$28,956
Shareholders’ equity	$539,561	$575,377	$560,188	$579,889

Book value per share	$20.28	$21.62	$21.05	$21.79

B-1